Exhibit 99.1

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@DennardLascar.com

Dennard-Lascar Investor Relations: 713-529-6600

Gastar Exploration Announces Appointment of New Independent Directors

HOUSTON, August 13, 2018 – Gastar Exploration Inc. (NYSE American: GST) (“Gastar”) today announced that certain investment vehicles affiliated with Ares Management, L.P. with rights to  two directors to the board of directors of Gastar (the “Board”) have elected Marc Beilinson and William L. (“Bill”) Transier to the Board, effective today.

Marc Beilinson

Mr. Beilinson is the managing director of Beilinson Advisory Group, a financial restructuring and hospitality advisory group that specializes in assisting distressed companies.  He has served as an independent director for Athene Holding Ltd., a leading retirement services company, since 2013.  He currently serves as the lead independent director and the chair of the compensation committee for Athene.  Mr. Beilinson is also a member of Athene’s conflicts committee and nominating and corporate governance committee.  Mr. Beilinson has served on the board of directors of MFG Assurance Company Limited (“MFG”) since 2012 and currently serves on the audit committee of MFG.

Mr. Beilinson previously served as chief restructuring officer of Newbury Common Associates LLC and certain of its affiliates  from December 2016 to June 2017 and for Fisker Automotive  from November 2013 to August 2014.  Mr. Beilinson served as chief restructuring officer and chief executive officer of Eagle Hospitality Properties Trust, Inc. from August 2011 to December 2014 and Innkeepers USA Trust  from November 2008 to March 2012.  Mr. Beilinson oversaw the chapter 11 reorganization of Innkeepers USA, Fisker and Newbury while serving in his interim management roles as the chief restructuring officer of those companies.  He was a law partner at Pachulski, Stang, Ziehl & Jones from 1992 to 2007.

Mr. Beilinson previously served on the boards of directors and audit committees of a number of public and privately held companies, including Westinghouse Electric (March 2017 to August

2018), Caesars Acquisition Company (February 2013 to September 2017), Haggen Stores (October 2016 to June 2017), Apollo Commercial Real Estate Finance, Inc. (2009 to 2011) and Wyndham International, Inc. (1994 to 1997).

Mr. Beilinson earned a B.A. in political science from the University of California, Los Angeles and a Juris Doctor from the University of California Davis Law School.

William L. (“Bill”) Transier

Mr. Transier is the chief executive officer of Transier Advisors, LLC, an independent advisory firm providing services to energy companies facing stressed operational situations, turnaround, restructuring or in need of interim executive leadership.  He currently serves as an independent director and chairman of the board for Helix Energy Solutions Group.  Mr. Transier has been a member of the Helix board of directors since October 2000 and served as the lead independent director from March 2016 to July 2017 when he was appointed as chairman of the board.  Mr. Transier served as a member of the board of directors of CHC Group Ltd. from May 2016 to July 2017.  He was also a member of the board of directors of Paragon Offshore Plc. from August 2014 to July 2017.  From December 2006 to December 2012, Mr. Transier served as a member of the board of directors of Cal Dive International, Inc., a publicly traded company that was formerly a subsidiary of Helix where he served as lead director from May 2009 to December 2012.

Mr. Transier was co-founder of Endeavour International Corporation, an international oil and gas exploration and production company.  He served as non-executive chairman of Endeavour’s board of directors from December 2014 until November 2015.  Mr. Transier also served as chairman, chief executive officer and president of Endeavor from September 2006 to December 2014 and as co-chief executive officer from formation in February 2004 through September 2006.

Mr. Transier served as executive vice president and chief financial officer of Ocean Energy, Inc. from March 1999 to April 2003 and prior to that, he served in various positions of increasing responsibility with Seagull Energy Corporation. Before his tenure with Seagull, Mr. Transier served in various roles including partner in the audit department and head of the Global Energy practice of KPMG LLP from June 1986 to April 1996.

Mr. Transier earned his B.B.A. in accounting from the University of Texas and also holds an MBA from Regis University.

Jerry Schuyler, Gastar’s Chairman of the board of directors and interim CEO, said, “On behalf of Gastar’s Board, we are very pleased to welcome Marc and Bill to the Board and look forward to benefitting from their substantial knowledge surrounding company restructurings.  Their experience and expertise will be invaluable as we work  closely with the Company’s financial and legal advisors to consider potential strategic transactions, including financing alternatives and sale or merger transactions, in an effort to maximize value for our stakeholders.”

About Gastar Exploration

Gastar Exploration Inc. is a pure-play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements express our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "will," "should," and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks described in Gastar's Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission ("SEC"), available at the SEC's website at www.sec.gov.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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